1

Exhibit 4.5

CB RICHARD ELLIS REALTY TRUST

2004 EQUITY INCENTIVE PLAN

FORM OF SHARE AWARD AGREEMENT

AGREEMENT by and between CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Company”) and             (the “Grantee”), dated as of the             day of             , 2010.

WHEREAS, the Company maintains the CB Richard Ellis Realty Trust 2004 Equity Incentive Plan (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan); and

WHEREAS, under the Plan the Company may grant awards to its employees, directors and other persons who provide significant services to the Company; and

WHEREAS, the Grantee is a Trustee of the Company, and performs services for the Company; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Shares to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Grant of Shares.

The Company hereby grants the Grantee              common shares of the Company, subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.

Any cash dividends to which the Grantee may become entitled, with respect to a Share, may, at the election of the Grantee, be used to purchase additional Shares under the terms and conditions of the Company Dividend Reinvestment Plan.

2. Restrictions and Conditions.

The Grantee may not redeem any Share awarded pursuant to this Agreement and the Plan prior to the third anniversary of the date hereof, pursuant to the Company’s Share Redemption Program.

3. Miscellaneous.

(a)

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)

The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Agreement, the decision of the Committee, shall be final and binding upon all persons.

(c)

All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 3(c).

(d)

The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e)

Nothing in this Agreement shall confer on the Grantee any right to continue in the employ or other service of the Company or any of their affiliates or interfere in any way with the right of the Company or any of their affiliates and their shareholders to terminate the Grantee’s employment or other service at any time.

(f)

This Agreement (including the Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

CB RICHARD ELLIS REALTY TRUST

By:
Name:
Title:

Grantee’s Name

2